Exhibit 4.1

SUPPLEMENTAL INDENTURE

TO THE INDENTURE

PETCO ANIMAL SUPPLIES STORES, INC. (FORMERLY KNOWN AS PETCO ANIMAL SUPPLIES, INC.),

THE GUARANTORS SIGNATORY HERETO

AND

U.S. BANK N.A.

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of October 17, 2006

to

Indenture

Dated as of October 26, 2001

10.75% Senior Subordinated Notes due 2011

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 17, 2006 (this “Supplemental Indenture”), is by and among PETCO Animal Supplies Stores, Inc. (formerly known as PETCO Animal Supplies, Inc.), a Delaware corporation (the “Issuer”), the Guarantors and U.S. Bank N.A., as trustee (the “Trustee”).

WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of October 26, 2001 (the “Indenture”), providing for the issuance of 10.75% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, the Issuer issued originally $200 million aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes) (subject to certain exceptions);

WHEREAS, the Issuer, has commenced an offer to purchase for cash any or all of the outstanding Notes and a consent solicitation with respect to the amendments to the Indenture set forth herein (collectively, the “Tender Offer and Consent”), each pursuant to an Offer to Purchase and Consent Solicitation dated as of September 22, 2006.

WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer and of each Guarantor; and

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by:

(i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.07 (Offer to Repurchase upon Change of Control)

Section 4.08 (Assets Sales)

Section 4.10 (Restricted Payments)

Section 4.11 (Incurrence of Indebtedness and Issuance of Preferred Stock)

Section 4.12 (No Senior Subordinated Debt)

Section 4.13 (Liens)

Section 4.14 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries)

Section 4.15 (Transactions with Affiliates)

Section 4.16 (Additional Note Guarantees)

Section 4.17 (Designation of Restricted and Unrestricted Subsidiaries)

Section 4.18 (Limitations on Issuances of Guarantees of Indebtedness)

Section 4.19 (Business Activities)

Section 4.20 (Reports)

Section 5.01 (Merger, Consolidation or Sale of Assets)

Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) and 6.01(h);

(ii) amending Section 4.03 of the Indenture, together with all necessary conforming changes to the Indenture, to read in its entirety as follows:

“Section 4.03. TIA Compliance. The Company shall comply with TIA Section 314(a)(4).”

(iii) adding the following section, together with all necessary conforming changes, to the Indenture as Section 5.01:

“Section 5.01. Successor Corporation Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in which the Company is not the surviving or continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company hereunder and the Notes with the same effect as if such surviving entity had been named as such.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 12.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective as of the date first above written and shall become operative on the date on which the Issuer accepts not less than a majority in aggregate principal amount of the Notes then outstanding pursuant to the Tender Offer and Consent and provides written notice to the Trustee of such acceptance.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [                ], 2006, the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of [                ], 2006. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ Bruce C. Hall
	Name:	Bruce C. Hall
	Title:	President

U.S. BANK N.A., as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

GUARANTORS:

PETCO SOUTHWEST, L.P., as Guarantor

By:	PETCO ANIMAL SUPPLIES STORES, INC., its General Partner

By:	/s/ Bruce C. Hall
	Name:	Bruce C. Hall
	Title:	President

E-PET SERVICES, LLC

By:	E-PET SERVICES, its Sole member

By:	/s/ Bruce C. Hall
	Name:	Bruce C. Hall
	Title:	President

PETCO ANIMAL SUPPLIES, INC. PM MANAGEMENT INCORPORATED PET CONCEPTS INTERNATIONAL INTERNATIONAL PET SUPPLIES & DISTRIBUTION, INC. PETCO SOUTHWEST, INC. E-PET SERVICES, each as Guarantors

By:	/s/ Bruce C. Hall
	Name:	Bruce C. Hall
	Title:	President